Exhibit 99.1

KBS Real Estate Investment Trust Declares Dividend

Newport Beach, CA – July 24, 2006 –

KBS Real Estate Investment Trust, Inc. (KBS REIT) announced that on July 18, 2006 its board of directors declared a daily dividend for the period from July 18, 2006 through July 31, 2006, which will be paid in cash on August 15, 2006. The board also declared a daily dividend for the period from August 1, 2006 through August 31, 2006, which will be paid in cash on September 15, 2006. The dividends will be calculated based on stockholders of record each day during these periods at a rate of $0.0019178 per share, per day at a 7.0% annualized rate based on a purchase price of $10.00 per share. Charles Schreiber, Chairman and CEO of KBS REIT stated, “We are very pleased with this dividend declaration. This is a significant milestone for KBS REIT”.

KBS REIT utilizes a unique hybrid investment strategy that is focused on both equity and debt investments. KBS REIT seeks to allocate approximately 70% of invested capital to traditional core real estate while the remaining 30% may be allocated to value-added properties and higher yielding structured debt products such as mezzanine loans made to third-party owners of real estate, yet collateralized by the same type of real estate assets.

KBS REIT recently completed its first acquisition, the $24.25 million purchase of Sabal Pavilion, a class A office property located in Tampa, Florida. A second acquisition – a $15.89 million junior mezzanine loan for the conversion of the landmark building Tribeca Summit in New York City – was also announced in July 2006.

About KBS REIT

KBS REIT was formed by Peter Bren, President, Charles Schreiber, Chief Executive Officer and Chairman, Peter McMillan, Executive Vice President and Treasurer and Keith Hall, Executive Vice President. The investment objectives of KBS REIT include monthly cash dividends, capital preservation and long-term capital appreciation. For more information, visit www.kbsreit.com.

KBS Companies

Headquartered in Newport Beach, California, KBS Capital Markets Group (www.kbs-cmg.com) is the dealer manager for KBS REIT. KBS Capital Advisors is the advisor for KBS REIT. Both companies are affiliates of KBS Realty Advisors, a premier real estate investment firm that, together with its affiliates, has invested or managed more than $6.0 billion since the company’s inception in 1992. KBS Realty Advisors (www.kbsrealty.com) was founded and is operated by Peter Bren, president and chairman, and Charles J. Schreiber, Jr., CEO. KBS has offices in Newport Beach, San Francisco, Chicago, Boston, Dallas, New York, Washington, DC and Los Angeles.

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including discussions regarding KBS REIT’s use of proceeds and certain other factors that may affect future earnings or financial results. Such statements involve risks and uncertainties which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include changes in general economic conditions, changes in real estate conditions, construction delays, changes in interest rates, lease-up risks, lack of financing availability and lack of capital proceeds. This is neither an offer nor a solicitation to purchase securities. Such an offer can be made only by means of a prospectus. To obtain a prospectus, please contact your investment professional or KBS Capital Markets Group, LLC at 660 Newport Center Drive, Suite 1200, Newport Beach, CA 92660 (866-KBS-4CMG).